Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Third Quarter 2024 Financial Results and a Quarterly Cash Dividend of $0.33 Per Share

Third Quarter 2024 Summary

•Net income of $36.0 million, or $0.37 per diluted share
•Return on average assets of 0.79%
•Pre-provision net revenue (“PPNR”)(1) to average assets of 1.06%, annualized
•Net interest margin of 3.16%
•Average cost of deposits of 1.84%, and spot cost of deposits of 1.80%
•Non-maturity deposits(1) to total deposits of 84.30%
•Non-interest bearing deposits totaled 32.0% of total deposits
•Total delinquency of 0.08% of loans held for investment
•Nonperforming assets to total assets of 0.22%
•Tangible book value per share(1) increased $0.23 from the prior quarter to $20.81
•Common equity tier 1 capital ratio of 16.83%, and total risk-based capital ratio of 20.05%
•Tangible common equity (“TCE”) ratio(1) increased to 11.83%

Irvine, Calif., October 24, 2024 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported net income of $36.0 million, or $0.37 per diluted share, for the third quarter of 2024, compared with net income of $41.9 million, or $0.43 per diluted share, for the second quarter of 2024, and net income of $46.0 million, or $0.48 per diluted share, for the third quarter of 2023.

For the third quarter of 2024, the Company’s return on average assets (“ROAA”) was 0.79%, return on average equity (“ROAE”) was 4.91%, and return on average tangible common equity (“ROATCE”)(1) was 7.63%, compared to 0.90%, 5.76%, and 8.92%, respectively, for the second quarter of 2024, and 0.88%, 6.43%, and 10.08%, respectively, for the third quarter of 2023. Total assets were $17.91 billion at September 30, 2024, compared to $18.33 billion at June 30, 2024, and $20.28 billion at September 30, 2023.

Steven R. Gardner, Chairman, Chief Executive Officer, and President of the Company, commented, “We delivered solid results in the third quarter with net income of $36.0 million and diluted earnings per share of $0.37. Our relationship managers and their branch banking colleagues' consistent efforts to generate new business opportunities while deepening existing client relationships contributed to an increase in non-interest-bearing deposits, which comprised 32% of total deposits at quarter-end. We leveraged these positive core deposit trends to further reduce higher-cost wholesale funding sources by decreasing brokered deposits by $184 million and repaying a $200 million FHLB ("Federal Home Loan Bank") term advance.

“Third quarter asset quality remained strong, as total delinquencies decreased to 0.08% of loans and non-performing assets decreased to 0.22% of total assets. This performance positions us among the strongest in the industry in terms of asset quality.

“Beginning in the second half of 2022, we proactively prioritized capital accumulation over balance sheet growth in light of the ongoing macroeconomic uncertainty, while at the same time continuing to provide best-in-class service to our clients. As a result, our peer-leading capital ratios have created significant optionality for our organization to pursue organic and strategic growth opportunities that can enhance long-term franchise value.

“As the interest rate outlook has become more favorable, we are seeing incrementally better demand for new credit and have taken steps to bolster our loan production, as such, our loan pipeline has increased and we
(1) Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

continue to build momentum heading into the fourth quarter. We are well-positioned to accelerate new originations in the coming quarters and we expect to stabilize the loan portfolio as we move into 2025. Looking ahead, we are focused on leveraging our collaborative platform to support our commercial banking teams and their business development activities by strategically adding bankers to prudently grow new loan and deposit relationships. I would like to thank our dedicated employees for their exceptional efforts and to all stakeholders for their ongoing support. Together, we are well-prepared to continue building on our successes and capitalize on future opportunities.”

FINANCIAL HIGHLIGHTS

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2024	2024	2023
Financial highlights (unaudited)
Net income	$35,979	$41,905	$46,030
Net interest income	130,898	136,394	149,548
Diluted earnings per share	0.37	0.43	0.48
Common equity dividend per share paid	0.33	0.33	0.33
ROAA	0.79%	0.90%	0.88%
ROAE	4.91	5.76	6.43
ROATCE (1)	7.63	8.92	10.08
Pre-provision net revenue to average assets (1)	1.06	1.23	1.27
Net interest margin	3.16	3.26	3.12
Cost of deposits	1.84	1.73	1.50
Cost of non-maturity deposits (1)	1.27	1.17	0.89
Efficiency ratio (1)	66.1	61.3	59.0
Noninterest expense as a percent of average assets	2.23	2.10	1.96
Total assets	$17,909,643	$18,332,325	$20,275,720
Total deposits	14,480,927	14,627,654	16,007,447
Non-maturity deposits (1) as a percent of total deposits	84.3%	83.7%	82.8%
Noninterest-bearing deposits as a percent of total deposits	32.0	31.6	36.1
Loan-to-deposit ratio	83.1	85.4	82.9
Nonperforming assets as a percent of total assets	0.22	0.28	0.13
Delinquency as a percentage of loans held for investment	0.08	0.14	0.08
Allowance for credit losses to loans held for investment (2)	1.51	1.47	1.42
Book value per share	$30.52	$30.32	$29.78
Tangible book value per share (1)	20.81	20.58	19.89
Tangible common equity ratio (1)	11.83%	11.41%	9.87%
Common equity tier 1 capital ratio	16.83	15.89	14.87
Total capital ratio	20.05	19.01	17.74
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) At September 30, 2024, 24% of loans held for investment include a fair value net discount of $35.9 million, or 0.30% of loans held for investment. At June 30, 2024, 25% of loans held for investment include a fair value net discount of $38.6 million, or 0.31% of loans held for investment. At September 30, 2023, 24% of loans held for investment include a fair value net discount of $46.2 million, or 0.35% of loans held for investment.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $130.9 million in the third quarter of 2024, a decrease of $5.5 million, or 4.0%, from the second quarter of 2024. The decrease in net interest income was primarily attributable to lower average loan balances and a higher cost of funds as borrowers continued deploying excess cash reserves to pay down and pay off higher-yielding commercial loan balances.

The net interest margin for the third quarter of 2024 decreased 10 basis points to 3.16%, from 3.26% in the prior quarter. The decrease was primarily due to a higher cost of funds.

Net interest income for the third quarter of 2024 decreased $18.7 million, or 12.5%, compared to the third quarter of 2023. The decrease was attributable to lower average interest-earning asset balances and a higher cost of funds, partially offset by lower average interest-bearing liabilities balances and higher yields on average interest-earning assets, all the result of the prolonged higher interest rate environment in the past twelve months and the Company's strategy to prioritize capital accumulation.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)
	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets
Cash and cash equivalents	$1,098,455	$13,346	4.83%	$1,134,736	$13,666	4.84%	$1,695,508	$21,196	4.96%
Investment securities	3,145,214	28,871	3.67	2,964,909	26,841	3.62	3,828,766	25,834	2.70
Loans receivable, net (1) (2)	12,247,435	163,409	5.31	12,724,545	167,547	5.30	13,475,194	177,032	5.21
Total interest-earning assets	$16,491,104	$205,626	4.96	$16,824,190	$208,054	4.97	$18,999,468	$224,062	4.68

Liabilities
Interest-bearing deposits	$9,972,001	$67,898	2.71%	$10,117,571	$64,229	2.55%	$10,542,884	$62,718	2.36%
Borrowings	442,403	6,830	6.12	532,251	7,431	5.59	1,131,656	11,796	4.15
Total interest-bearing liabilities	$10,414,404	$74,728	2.85	$10,649,822	$71,660	2.71	$11,674,540	$74,514	2.53
Noninterest-bearing deposits	$4,683,477			$4,824,002			$6,001,033
Net interest income		$130,898			$136,394			$149,548
Net interest margin (3)			3.16%			3.26%			3.12%
Cost of deposits (4)			1.84			1.73			1.50
Cost of funds (5)			1.97			1.86			1.67
Cost of non-maturity deposits (6)			1.27			1.17			0.89
Ratio of interest-earning assets to interest-bearing liabilities			158.35			157.98			162.74
_______________________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes net discount accretion of $2.6 million, $2.3 million, and $2.2 million for the three months ended September 30, 2024, June 30, 2024, and September 30, 2023, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Provision for Credit Losses

For the third quarter of 2024, the Company recorded a $486,000 provision expense, compared to $1.3 million for the second quarter of 2024, and $3.9 million for the third quarter of 2023. The decrease in provision for credit losses compared to the second quarter of 2024 was largely attributable to the decrease in loan balances and changes in the loan composition, partially offset by increases associated with economic forecasts.

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Provision for credit losses
Provision for loan losses	$(249)	$1,756	$2,517
Provision for unfunded commitments	760	(505)	1,386
Provision for held-to-maturity securities	(25)	14	15
Total provision for credit losses	$486	$1,265	$3,918

Noninterest Income

Noninterest income for the third quarter of 2024 was $18.9 million, an increase of $645,000 from the second quarter of 2024. The increase was primarily due to a $748,000 increase in other income largely attributable to a $1.0 million decrease in Community Reinvestment Act ("CRA") investment loss.

Noninterest income for the third quarter of 2024 increased $316,000 compared to the third quarter of 2023. The increase was primarily due to a $756,000 increase in earnings on bank owned life insurance, partially offset by a $543,000 decrease in trust custodial account fees.

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Noninterest income
Loan servicing income	$525	$510	$533
Service charges on deposit accounts	2,711	2,710	2,673
Other service fee income	306	309	280
Debit card interchange fee income	876	925	924
Earnings on bank owned life insurance	4,335	4,218	3,579
Net gain from sales of loans	47	65	45
Trust custodial account fees	8,813	8,950	9,356
Escrow and exchange fees	673	702	938
Other income (loss)	581	(167)	223
Total noninterest income	$18,867	$18,222	$18,551

Noninterest Expense

Noninterest expense totaled $101.6 million for the third quarter of 2024, an increase of $4.1 million compared to the second quarter of 2024. The increase was primarily due to a $3.9 million increase in legal and professional services, driven by the prior quarter's $4.0 million insurance claim receivable that decreased the expense during the period.

Noninterest expense for the third quarter of 2024 decreased by $540,000 compared to the third quarter of 2023. The decrease was primarily due to an $809,000 decrease in other expense, a $775,000 decrease in marketing expense, and a $668,000 decrease in compensation and benefits, partially offset by a $1.7 million increase in deposit expense due to higher deposit administration service fees and a $737,000 increase in legal and professional services.

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Noninterest expense
Compensation and benefits	$53,400	$53,140	$54,068
Premises and occupancy	10,899	10,480	11,382
Data processing	7,777	7,754	7,517
Other real estate owned operations, net	1	—	(4)
FDIC insurance premiums	1,922	1,873	2,324
Legal and professional services	4,980	1,078	4,243
Marketing expense	860	1,724	1,635
Office expense	1,046	1,077	1,079
Loan expense	734	840	476
Deposit expense	12,474	12,289	10,811
Amortization of intangible assets	2,762	2,763	3,055
Other expense	4,790	4,549	5,599
Total noninterest expense	$101,645	$97,567	$102,185

Income Tax

For the third quarter of 2024, income tax expense totaled $11.7 million, resulting in an effective tax rate of 24.5%, compared with income tax expense of $13.9 million and an effective tax rate of 24.9% for the second quarter of 2024, and income tax expense of $16.0 million and an effective tax rate of 25.8% for the third quarter of 2023.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $12.04 billion at September 30, 2024, a decrease of $454.9 million, or 3.6%, from June 30, 2024, and a decrease of $1.24 billion, or 9.3%, from September 30, 2023. The decrease from June 30, 2024 was primarily due to lower loan production and fundings, increased prepayments and maturities, as well as a decrease in credit line draws, reflecting borrowers continued preferences to utilize excess cash reserves to reduce outstanding debt.

New origination activity during the third quarter of 2024 decreased compared to the second quarter of 2024, and increased compared to the third quarter of 2023. New loan commitments totaled $104.1 million, and new loan fundings totaled $39.4 million, compared with $150.7 million in loan commitments and $58.6 million in new loan fundings for the second quarter of 2024, and $67.8 million in loan commitments and $25.6 million in new loan fundings for the third quarter of 2023.

At September 30, 2024, the total loan-to-deposit ratio was 83.1%, compared to 85.4% and 82.9% at June 30, 2024 and September 30, 2023, respectively.

The following table presents the primary loan roll-forward activities for total gross loans, including both loans held for investment and loans held for sale, during the quarters indicated:

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Beginning gross loan balance before basis adjustment	$12,518,292	$13,044,395	$13,665,596
New commitments	104,080	150,666	67,811
Unfunded new commitments	(64,706)	(92,017)	(42,185)
Net new fundings	39,374	58,649	25,626
Amortization/maturities/payoffs	(449,367)	(447,170)	(370,044)
Net draws on existing lines of credit	(50,982)	(100,302)	7,180
Loan sales	(3,628)	(23,750)	(1,206)
Charge-offs	(2,439)	(13,530)	(7,561)
Net decrease	(467,042)	(526,103)	(346,005)
Ending gross loan balance before basis adjustment	$12,051,250	$12,518,292	$13,319,591
Basis adjustment associated with fair value hedge (1)	(16,153)	(28,201)	(48,830)
Ending gross loan balance	$12,035,097	$12,490,091	$13,270,761
______________________________
(1) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The following table presents the composition of the loans held for investment as of the dates indicated:

	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Investor loans secured by real estate
Commercial real estate (“CRE”) non-owner-occupied	$2,202,268	$2,245,474	$2,514,056
Multifamily	5,388,847	5,473,606	5,719,210
Construction and land	445,146	453,799	444,576
SBA secured by real estate (1)	32,228	33,245	37,754
Total investor loans secured by real estate	8,068,489	8,206,124	8,715,596
Business loans secured by real estate (2)
CRE owner-occupied	2,038,583	2,096,485	2,228,802
Franchise real estate secured	264,696	274,645	313,451
SBA secured by real estate (3)	43,943	46,543	53,668
Total business loans secured by real estate	2,347,222	2,417,673	2,595,921
Commercial loans (4)
Commercial and industrial (“C&I”)	1,316,517	1,554,735	1,588,771
Franchise non-real estate secured	237,702	257,516	335,053
SBA non-real estate secured	8,407	10,346	10,667
Total commercial loans	1,562,626	1,822,597	1,934,491
Retail loans
Single family residential (5)	71,552	70,380	70,984
Consumer	1,361	1,378	1,958
Total retail loans	72,913	71,758	72,942
Loans held for investment before basis adjustment (6)	12,051,250	12,518,152	13,318,950
Basis adjustment associated with fair value hedge (7)	(16,153)	(28,201)	(48,830)
Loans held for investment	12,035,097	12,489,951	13,270,120
Allowance for credit losses for loans held for investment	(181,248)	(183,803)	(188,098)
Loans held for investment, net	$11,853,849	$12,306,148	$13,082,022

Total unfunded loan commitments	$1,377,190	$1,601,870	$2,110,565
Loans held for sale, at lower of cost or fair value	$—	$140	$641
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes net deferred origination costs of $1.5 million, $1.4 million, and $451,000, and unaccreted fair value net purchase discounts of $35.9 million, $38.6 million, and $46.2 million as of September 30, 2024, June 30, 2024, and September 30, 2023, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The end-of-period weighted average interest rate on loans, excluding fees and discounts and impact from interest rate swaps designated as fair value hedges, at September 30, 2024 was 4.82%, compared to 4.88% at June 30, 2024, and 4.76% at September 30, 2023. The quarter-over-quarter decrease was a result of lower new loan fundings, customers paying down and paying off higher-rate loans. The year-over-year increase reflects higher rates on new originations and the repricing of loans as a result of the increases in benchmark interest rates.

The following table presents the composition of loan commitments originated during the quarters indicated:

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Investor loans secured by real estate
CRE non-owner-occupied	$5,200	$3,818	$2,900
Multifamily	8,730	6,026	3,687
Construction and land	1,494	16,820	17,400
Total investor loans secured by real estate	15,424	26,664	23,987
Business loans secured by real estate (1)
CRE owner-occupied	13,307	2,623	—
SBA secured by real estate (2)	1,000	—	—
Total business loans secured by real estate	14,307	2,623	—
Commercial loans (2)
Commercial and industrial	64,267	109,679	40,399
SBA non-real estate secured	—	1,281	406
Total commercial loans	64,267	110,960	40,805
Retail loans
Single family residential (3)	8,945	7,698	3,019
Consumer	1,137	2,721	—
Total retail loans	10,082	10,419	3,019
Total loan commitments	$104,080	$150,666	$67,811
______________________________
(1) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(2) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(3) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on new loan commitments was 8.43% in the third quarter of 2024, compared to 8.58% in the second quarter of 2024, and 8.01% in the third quarter of 2023.

Allowance for Credit Losses

At September 30, 2024, our allowance for credit losses (“ACL”) on loans held for investment was $181.2 million, a decrease of $2.6 million from June 30, 2024 and a decrease of $6.9 million from September 30, 2023. The decreases in the ACL from June 30, 2024 and September 30, 2023 primarily reflect loan charge-offs during the respective periods as well as changes in the size and composition of our loan portfolio.

During the third quarter of 2024, the Company incurred $2.3 million of net charge-offs, compared to $10.3 million during the second quarter of 2024, and $6.8 million during the third quarter of 2023.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended September 30, 2024
(Dollars in thousands)	Beginning ACL Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
Investor loans secured by real estate
CRE non-owner-occupied	$29,738	$—	$—	$(464)	$29,274
Multifamily	57,298	—	—	8,667	65,965
Construction and land	10,804	—	—	180	10,984
SBA secured by real estate (1)	2,142	—	—	457	2,599
Business loans secured by real estate (2)
CRE owner-occupied	28,531	(1,152)	—	580	27,959
Franchise real estate secured	6,794	—	—	(1,680)	5,114
SBA secured by real estate (3)	4,134	—	—	(490)	3,644
Commercial loans (4)
Commercial and industrial	32,257	(1,239)	2	(6,038)	24,982
Franchise non-real estate secured	11,130	—	125	(1,357)	9,898
SBA non-real estate secured	482	—	5	(139)	348
Retail loans
Single family residential (5)	399	—	—	(11)	388
Consumer loans	94	(48)	1	46	93
Totals	$183,803	$(2,439)	$133	$(249)	$181,248
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of ACL to loans held for investment at September 30, 2024 increased to 1.51%, compared to 1.47% at June 30, 2024, and 1.42% at September 30, 2023. The fair value net discount on loans acquired through acquisitions was $35.9 million, or 0.30% of total loans held for investment, as of September 30, 2024, compared to $38.6 million, or 0.31% of total loans held for investment, as of June 30, 2024, and $46.2 million, or 0.35% of total loans held for investment, as of September 30, 2023.

Asset Quality

Nonperforming assets totaled $39.1 million, or 0.22% of total assets, at September 30, 2024, compared with $52.1 million, or 0.28% of total assets, at June 30, 2024, and $25.9 million, or 0.13% of total assets, at September 30, 2023. Loan delinquencies were $9.9 million, or 0.08% of loans held for investment, at September 30, 2024, compared to $17.9 million, or 0.14% of loans held for investment, at June 30, 2024, and $10.9 million, or 0.08% of loans held for investment, at September 30, 2023.

Classified loans totaled $120.5 million, or 1.00% of loans held for investment, at September 30, 2024, compared with $183.8 million, or 1.47% of loans held for investment, at June 30, 2024, and $149.3 million, or 1.12% of loans held for investment, at September 30, 2023.

The following table presents the asset quality metrics of the loan portfolio as of the dates indicated.

	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Asset quality
Nonperforming loans	$39,084	$52,119	$25,458
Other real estate owned	—	—	450
Nonperforming assets	$39,084	$52,119	$25,908

Total classified assets (1)	$120,484	$183,833	$149,708
Allowance for credit losses	181,248	183,803	188,098
Allowance for credit losses as a percent of total nonperforming loans	464%	353%	739%
Nonperforming loans as a percent of loans held for investment	0.32	0.42	0.19
Nonperforming assets as a percent of total assets	0.22	0.28	0.13
Classified loans to total loans held for investment	1.00	1.47	1.12
Classified assets to total assets	0.67	1.00	0.74
Net loan charge-offs for the quarter ended	$2,306	$10,293	$6,752
Net loan charge-offs for the quarter to average total loans	0.02%	0.08%	0.05%
Allowance for credit losses to loans held for investment (2)	1.51	1.47	1.42
Delinquent loans (3)
30 - 59 days	$2,008	$4,985	$2,967
60 - 89 days	715	3,289	475
90+ days	7,143	9,649	7,484
Total delinquency	$9,866	$17,923	$10,926
Delinquency as a percentage of loans held for investment	0.08%	0.14%	0.08%
______________________________
(1) Includes substandard and doubtful loans, and other real estate owned.
(2) At September 30, 2024, 24% of loans held for investment include a fair value net discount of $35.9 million, or 0.30% of loans held for investment. At June 30, 2024, 25% of loans held for investment include a fair value net discount of $38.6 million, or 0.31% of loans held for investment. At September 30, 2023, 24% of loans held for investment include a fair value net discount of $46.2 million, or 0.35% of loans held for investment.
(3) Nonaccrual loans are included in this aging analysis based on the loan's past due status.

Investment Securities

At September 30, 2024, AFS and held-to-maturity (“HTM”) investment securities were $1.32 billion and $1.71 billion, respectively, compared to $1.32 billion and $1.71 billion, respectively, at June 30, 2024, and $1.91 billion and $1.74 billion, respectively, at September 30, 2023.

In total, investment securities were $3.03 billion at September 30, 2024, a decrease of $70,000 from June 30, 2024, and a decrease of $622.3 million from September 30, 2023. The decrease in the third quarter of 2024 compared to the prior quarter was primarily the result of $123.6 million in principal payments, amortization and accretion, and redemptions, partially offset by $113.3 million in purchases, primarily AFS U.S. Treasury securities, as well as an improvement of $10.2 million in AFS investment securities mark-to-market unrealized loss.

The decrease in investment securities from September 30, 2023 was the result of $1.52 billion in sales of AFS investment securities, primarily related to the investment securities portfolio repositioning during the fourth quarter of 2023, and $646.8 million in principal payments, amortization and accretion, and redemptions, partially offset by $1.27 billion in purchases of AFS and HTM investment securities and a decrease of $277.0 million in AFS securities mark-to-market unrealized loss.

Deposits

At September 30, 2024, total deposits were $14.48 billion, a decrease of $146.7 million, or 1.0%, from June 30, 2024, and a decrease of $1.53 billion, or 9.5%, from September 30, 2023. The decrease from the prior quarter was primarily driven by reductions of $184.2 million in brokered certificates of deposit, as well as $39.1 million in money market and savings, partially offset by an increase of $66.4 million in retail certificates of deposit and $23.0 million in noninterest-bearing checking.

The decrease from September 30, 2023 was attributable to decreases of $1.14 billion in noninterest-bearing checking, $927.2 million in brokered certificates of deposit, and $68.1 million in money market and savings, partially offset by an increase of $447.0 million in retail certificates of deposit and $164.9 million in interest-bearing checking.

At September 30, 2024, non-maturity deposits(1) totaled $12.21 billion, or 84.3% of total deposits, a decrease of $29.0 million, or 0.2%, from June 30, 2024, and a decrease of $1.05 billion, or 7.9%, from September 30, 2023.

The decrease from the third quarter of 2023 was attributable to clients utilizing their deposits to prepay or pay down loans, reduced funding needs, as well as redeploying funds into higher-yielding alternatives due to elevated benchmark interest rates.

At September 30, 2024, maturity deposits totaled $2.27 billion, a decrease of $117.8 million, or 4.9%, from June 30, 2024, and a decrease of $480.1 million, or 17.4%, from September 30, 2023. The decrease in the third quarter of 2024 compared to the prior quarter was primarily driven by the decrease of $184.2 million in brokered certificates of deposit, a direct result of the planned maturity and reduction of higher-costing brokered time deposits, partially offset by an increase of $66.4 million in retail certificates of deposit. The decrease from September 30, 2023 was primarily driven by decreases in brokered certificates of deposit, partially offset by increases of retail certificates of deposit.

The weighted average cost of total deposits for the third quarter of 2024 was 1.84%, compared to 1.73% for the second quarter of 2024, and 1.50% for the third quarter of 2023, both increases principally driven by higher pricing across deposit categories. The weighted average cost of non-maturity deposits(1) for the third quarter of 2024 was 1.27%, compared to 1.17% for the second quarter of 2024, and 0.89% for the third quarter of 2023.

At September 30, 2024, the end-of-period weighted average rate of total deposits was 1.80%, compared to 1.81% at June 30, 2024, and 1.52% at September 30, 2023. At September 30, 2024, the end-of-period weighted average rate of non-maturity deposits was 1.26%, compared to 1.25% at June 30, 2024, and 0.96% at September 30, 2023.

At September 30, 2024, the Company’s FDIC-insured deposits as a percentage of total deposits was 60%, and the insured and collateralized deposits comprised 66% of total deposits, relatively consistent with 61% and 67%, respectively, at June 30, 2024, and 62% and 66%, respectively, at September 30, 2023.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

The following table presents the composition of deposits as of the dates indicated.

	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Deposit accounts
Noninterest-bearing checking	$4,639,077	$4,616,124	$5,782,305
Interest-bearing:
Checking	2,763,353	2,776,212	2,598,449
Money market/savings	4,805,516	4,844,585	4,873,582
Total non-maturity deposits (1)	12,207,946	12,236,921	13,254,336
Retail certificates of deposit	1,972,962	1,906,552	1,525,919
Wholesale/brokered certificates of deposit	300,019	484,181	1,227,192
Total maturity deposits	2,272,981	2,390,733	2,753,111
Total deposits	$14,480,927	$14,627,654	$16,007,447

Cost of deposits	1.84%	1.73%	1.50%
Cost of non-maturity deposits (1)	1.27	1.17	0.89
Noninterest-bearing deposits as a percent of total deposits	32.0	31.6	36.1
Non-maturity deposits (1) as a percent of total deposits	84.3	83.7	82.8
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Borrowings

At September 30, 2024, total borrowings amounted to $272.3 million, a decrease of $259.8 million from June 30, 2024, and a decrease of $859.4 million from September 30, 2023. Total borrowings at September 30, 2024 were comprised of $272.3 million of subordinated debt. The decrease in borrowings at September 30, 2024 as compared to June 30, 2024 was due to the early redemption of a $200.0 million FHLB term advance and the maturity of $60.0 million in subordinated debentures during the quarter. The decrease in borrowings at September 30, 2024 as compared to September 30, 2023 was due to a decrease of $800.0 million in FHLB term advances and the maturity of $60.0 million in subordinated debentures.

As of September 30, 2024, our unused borrowing capacity was $8.83 billion, which consists of available lines of credit with FHLB and other correspondent banks, as well as access through the Federal Reserve Bank's discount window, which was not utilized during the third quarter of 2024.

Capital Ratios

At September 30, 2024, our common stockholders' equity was $2.94 billion, or 16.44% of total assets, compared with $2.92 billion, or 15.95%, at June 30, 2024, and $2.86 billion, or 14.08%, at September 30, 2023. At September 30, 2024, the ratio of tangible common equity to tangible assets(1) increased 42 and 196 basis points to 11.83%, compared with 11.41% at June 30, 2024, and 9.87% at September 30, 2023, respectively. Tangible book value per share(1) increased $0.23 and $0.92 to $20.81, compared with $20.58 at June 30, 2024, and $19.89 at September 30, 2023, respectively.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

The Company implemented the current expected credit losses (“CECL”) model on January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. In the first quarter of 2022, the Company began phasing into regulatory capital the cumulative adjustments at the end of the second year of the transition period at 25% per year. At September 30, 2024, the Company and Bank were in compliance with the capital conservation buffer requirement and exceeded the minimum Common Equity Tier 1, Tier 1, and total capital ratios, inclusive of the fully phased-in capital conservation buffer of 7.0%, 8.5%, and 10.5%, respectively, and the Bank qualified as “well capitalized” for purposes of the federal bank regulatory prompt corrective action regulations.

	September 30,	June 30,	September 30,
Capital ratios	2024	2024	2023
Pacific Premier Bancorp, Inc. Consolidated
Tangible common equity ratio (1)	11.83%	11.41%	9.87%
Tier 1 leverage ratio	12.19	11.87	11.13
Common equity tier 1 capital ratio	16.83	15.89	14.87
Tier 1 capital ratio	16.83	15.89	14.87
Total capital ratio	20.05	19.01	17.74

Pacific Premier Bank
Tier 1 leverage ratio	13.45%	13.42%	12.42%
Common equity tier 1 capital ratio	18.56	17.97	16.59
Tier 1 capital ratio	18.56	17.97	16.59
Total capital ratio	19.81	19.22	17.66

Share data
Book value per share	$30.52	$30.32	$29.78
Tangible book value per share (1)	20.81	20.58	19.89
Common equity dividends declared per share	0.33	0.33	0.33
Closing stock price (2)	25.16	22.97	21.76
Shares issued and outstanding	96,462,767	96,434,047	95,900,847
Market capitalization (2)(3)	$2,427,003	$2,215,090	$2,086,802
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On October 22, 2024, the Company's Board of Directors declared a $0.33 per share dividend, payable on November 12, 2024 to stockholders of record as of November 4, 2024. In January 2021, the Company’s Board of Directors approved a stock repurchase program, which authorized the repurchase of up to 4,725,000 shares of its common stock. During the third quarter of 2024, the Company did not repurchase any shares of common stock.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on October 24, 2024 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977. Participants should ask to be joined to the Pacific Premier Bancorp, Inc. call. Additionally, a telephone replay will be made available through October 31, 2024, at (877) 344-7529, replay code 5273136.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with approximately $18 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has approximately $18 billion of assets under custody and 32,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners’ Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING STATEMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, liquidity, and the impact of acquisitions we have made or may make.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States ("U.S.") economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry and the potential impact of such developments on customer confidence, liquidity, and regulatory responses to these developments; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; interest rate, liquidity, economic, market, credit, operational, and inflation risks associated with our business, including the speed and predictability of changes in these risks; our ability to attract and retain deposits and access to other sources of liquidity, particularly in a rising or high interest rate environment, and the quality and composition of our deposits; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the U.S. Federal budget or debt, or turbulence or uncertainty in domestic or foreign financial markets; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; possible impairment charges to goodwill, including any impairment that may result from increased volatility in our stock price; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; compliance risks, including any increased costs of monitoring, testing, and maintaining compliance with complex laws and regulations; the effectiveness of our risk management framework and quantitative models; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit-related impairments of securities held by us; changes in the level of our nonperforming assets and charge-offs; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of recent or future changes in the FDIC insurance assessment rate or the rules and regulations related to the calculation of the FDIC insurance assessment amount, including any special assessments; changes in consumer spending, borrowing, and savings habits; the effects of concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; the possibility that we may reduce or discontinue the payments of dividends on our common stock; the possibility that we may discontinue, reduce or otherwise limit the level of repurchases of our common stock we may make from time to time pursuant to our stock repurchase program; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, including the war between Russia and Ukraine, Israel and Hamas, and overall tension in the Middle East, and trade tensions, all of which could impact business and economic conditions in the United States and abroad; public health crises and pandemics and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them; climate change, including the enhanced regulatory, compliance, credit, and reputational risks and costs; natural disasters, earthquakes, fires, and severe weather; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2023 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, Chief Executive Officer, and President
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

Matthew J. Lazzaro
Senior Vice President and Director of Investor Relations
(949) 243-1082

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2024	2024	2024	2023	2023
ASSETS
Cash and cash equivalents	$982,249	$899,817	$1,028,818	$936,473	$1,400,276
Interest-bearing time deposits with financial institutions	1,246	996	995	995	1,242
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses	1,713,575	1,710,141	1,720,481	1,729,541	1,737,866
Investment securities available-for-sale, at fair value	1,316,546	1,320,050	1,154,021	1,140,071	1,914,599
FHLB, FRB, and other stock	97,336	97,037	97,063	99,225	105,505
Loans held for sale, at lower of amortized cost or fair value	—	140	—	—	641
Loans held for investment	12,035,097	12,489,951	13,012,071	13,289,020	13,270,120
Allowance for credit losses	(181,248)	(183,803)	(192,340)	(192,471)	(188,098)
Loans held for investment, net	11,853,849	12,306,148	12,819,731	13,096,549	13,082,022
Accrued interest receivable	64,803	69,629	67,642	68,516	68,131
Other real estate owned	—	—	248	248	450
Premises and equipment, net	49,807	52,137	54,789	56,676	59,396
Deferred income taxes, net	104,564	108,607	111,390	113,580	192,208
Bank owned life insurance	481,309	477,694	474,404	471,178	468,191
Intangible assets	34,924	37,686	40,449	43,285	46,307
Goodwill	901,312	901,312	901,312	901,312	901,312
Other assets	308,123	350,931	341,838	368,996	297,574
Total assets	$17,909,643	$18,332,325	$18,813,181	$19,026,645	$20,275,720
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$4,639,077	$4,616,124	$4,997,636	$4,932,817	$5,782,305
Interest-bearing:
Checking	2,763,353	2,776,212	2,785,626	2,899,621	2,598,449
Money market/savings	4,805,516	4,844,585	5,037,636	4,868,442	4,873,582
Retail certificates of deposit	1,972,962	1,906,552	1,794,813	1,684,560	1,525,919
Wholesale/brokered certificates of deposit	300,019	484,181	572,117	610,186	1,227,192
Total interest-bearing	9,841,850	10,011,530	10,190,192	10,062,809	10,225,142
Total deposits	14,480,927	14,627,654	15,187,828	14,995,626	16,007,447
FHLB advances and other borrowings	—	200,000	200,000	600,000	800,000
Subordinated debentures	272,320	332,160	332,001	331,842	331,682
Accrued expenses and other liabilities	212,459	248,747	190,551	216,596	281,057
Total liabilities	14,965,706	15,408,561	15,910,380	16,144,064	17,420,186
STOCKHOLDERS’ EQUITY
Common stock	942	941	941	938	937
Additional paid-in capital	2,389,767	2,383,615	2,378,171	2,377,131	2,371,941
Retained earnings	633,350	629,341	619,405	604,137	771,285
Accumulated other comprehensive loss	(80,122)	(90,133)	(95,716)	(99,625)	(288,629)
Total stockholders' equity	2,943,937	2,923,764	2,902,801	2,882,581	2,855,534
Total liabilities and stockholders' equity	$17,909,643	$18,332,325	$18,813,181	$19,026,645	$20,275,720

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2024	2024	2023	2024	2023
INTEREST INCOME
Loans	$163,409	$167,547	$177,032	$503,931	$540,842
Investment securities and other interest-earning assets	42,217	40,507	47,030	123,180	129,951
Total interest income	205,626	208,054	224,062	627,111	670,793
INTEREST EXPENSE
Deposits	67,898	64,229	62,718	191,633	156,532
FHLB advances and other borrowings	1,511	2,330	7,235	8,078	22,328
Subordinated debentures	5,319	5,101	4,561	14,981	13,683
Total interest expense	74,728	71,660	74,514	214,692	192,543
Net interest income before provision for credit losses	130,898	136,394	149,548	412,419	478,250
Provision for credit losses	486	1,265	3,918	5,603	8,433
Net interest income after provision for credit losses	130,412	135,129	145,630	406,816	469,817
NONINTEREST INCOME
Loan servicing income	525	510	533	1,564	1,599
Service charges on deposit accounts	2,711	2,710	2,673	8,109	7,972
Other service fee income	306	309	280	951	891
Debit card interchange fee income	876	925	924	2,566	2,641
Earnings on bank owned life insurance	4,335	4,218	3,579	12,712	10,440
Net gain from sales of loans	47	65	45	112	419
Net gain from sales of investment securities	—	—	—	—	138
Trust custodial account fees	8,813	8,950	9,356	28,405	29,741
Escrow and exchange fees	673	702	938	2,071	2,920
Other income (loss)	581	(167)	223	6,373	3,515
Total noninterest income	18,867	18,222	18,551	62,863	60,276
NONINTEREST EXPENSE
Compensation and benefits	53,400	53,140	54,068	160,670	161,785
Premises and occupancy	10,899	10,480	11,382	32,186	34,739
Data processing	7,777	7,754	7,517	23,042	22,270
Other real estate owned operations, net	1	—	(4)	47	112
FDIC insurance premiums	1,922	1,873	2,324	6,424	7,106
Legal and professional services	4,980	1,078	4,243	10,201	14,460
Marketing expense	860	1,724	1,635	4,142	5,352
Office expense	1,046	1,077	1,079	3,216	3,591
Loan expense	734	840	476	2,344	1,689
Deposit expense	12,474	12,289	10,811	37,428	28,441
Amortization of intangible assets	2,762	2,763	3,055	8,361	9,281
Other expense	4,790	4,549	5,599	13,784	15,355
Total noninterest expense	101,645	97,567	102,185	301,845	304,181
Net income before income taxes	47,634	55,784	61,996	167,834	225,912
Income tax expense	11,655	13,879	15,966	42,925	59,684
Net income	$35,979	$41,905	$46,030	$124,909	$166,228
EARNINGS PER SHARE
Basic	$0.37	$0.43	$0.48	$1.30	$1.74
Diluted	$0.37	$0.43	$0.48	$1.30	$1.74
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	94,650,096	94,628,201	94,189,844	94,543,243	94,072,463
Diluted	94,775,927	94,716,205	94,283,008	94,652,583	94,214,846

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)

	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets
Interest-earning assets:
Cash and cash equivalents	$1,098,455	$13,346	4.83%	$1,134,736	$13,666	4.84%	$1,695,508	$21,196	4.96%
Investment securities	3,145,214	28,871	3.67	2,964,909	26,841	3.62	3,828,766	25,834	2.70
Loans receivable, net (1)(2)	12,247,435	163,409	5.31	12,724,545	167,547	5.30	13,475,194	177,032	5.21
Total interest-earning assets	16,491,104	205,626	4.96	16,824,190	208,054	4.97	18,999,468	224,062	4.68
Noninterest-earning assets	1,751,309			1,771,493			1,806,319
Total assets	$18,242,413			$18,595,683			$20,805,787
Liabilities and equity
Interest-bearing deposits:
Interest checking	$2,707,440	$10,848	1.59%	$2,747,972	$10,177	1.49%	$2,649,203	$10,849	1.62%
Money market	4,607,486	28,118	2.43	4,724,572	26,207	2.23	4,512,740	19,182	1.69
Savings	263,570	246	0.37	271,812	224	0.33	329,684	115	0.14
Retail certificates of deposit	1,944,685	23,202	4.75	1,830,516	21,115	4.64	1,439,531	13,398	3.69
Wholesale/brokered certificates of deposit	448,820	5,484	4.86	542,699	6,506	4.82	1,611,726	19,174	4.72
Total interest-bearing deposits	9,972,001	67,898	2.71	10,117,571	64,229	2.55	10,542,884	62,718	2.36
FHLB advances and other borrowings	128,413	1,511	4.68	200,154	2,330	4.68	800,049	7,235	3.59
Subordinated debentures	313,990	5,319	6.70	332,097	5,101	6.14	331,607	4,561	5.50
Total borrowings	442,403	6,830	6.12	532,251	7,431	5.59	1,131,656	11,796	4.15
Total interest-bearing liabilities	10,414,404	74,728	2.85	10,649,822	71,660	2.71	11,674,540	74,514	2.53
Noninterest-bearing deposits	4,683,477			4,824,002			6,001,033
Other liabilities	215,372			213,844			268,249
Total liabilities	15,313,253			15,687,668			17,943,822
Stockholders' equity	2,929,160			2,908,015			2,861,965
Total liabilities and equity	$18,242,413			$18,595,683			$20,805,787
Net interest income		$130,898			$136,394			$149,548
Net interest margin (3)			3.16%			3.26%			3.12%
Cost of deposits (4)			1.84			1.73			1.50
Cost of funds (5)			1.97			1.86			1.67
Cost of non-maturity deposits (6)			1.27			1.17			0.89
Ratio of interest-earning assets to interest-bearing liabilities			158.35			157.98			162.74
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes net discount accretion of $2.6 million, $2.3 million, and $2.2 million for the three months ended September 30, 2024, June 30, 2024, and September 30, 2023, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2024	2024	2024	2023	2023
Investor loans secured by real estate
CRE non-owner-occupied	$2,202,268	$2,245,474	$2,309,252	$2,421,772	$2,514,056
Multifamily	5,388,847	5,473,606	5,558,966	5,645,310	5,719,210
Construction and land	445,146	453,799	486,734	472,544	444,576
SBA secured by real estate (1)	32,228	33,245	35,206	36,400	37,754
Total investor loans secured by real estate	8,068,489	8,206,124	8,390,158	8,576,026	8,715,596
Business loans secured by real estate (2)
CRE owner-occupied	2,038,583	2,096,485	2,149,362	2,191,334	2,228,802
Franchise real estate secured	264,696	274,645	294,938	304,514	313,451
SBA secured by real estate (3)	43,943	46,543	48,426	50,741	53,668
Total business loans secured by real estate	2,347,222	2,417,673	2,492,726	2,546,589	2,595,921
Commercial loans (4)
Commercial and industrial	1,316,517	1,554,735	1,774,487	1,790,608	1,588,771
Franchise non-real estate secured	237,702	257,516	301,895	319,721	335,053
SBA non-real estate secured	8,407	10,346	10,946	10,926	10,667
Total commercial loans	1,562,626	1,822,597	2,087,328	2,121,255	1,934,491
Retail loans
Single family residential (5)	71,552	70,380	72,353	72,752	70,984
Consumer	1,361	1,378	1,830	1,949	1,958
Total retail loans	72,913	71,758	74,183	74,701	72,942
Loans held for investment before basis adjustment (6)	12,051,250	12,518,152	13,044,395	13,318,571	13,318,950
Basis adjustment associated with fair value hedge (7)	(16,153)	(28,201)	(32,324)	(29,551)	(48,830)
Loans held for investment	12,035,097	12,489,951	13,012,071	13,289,020	13,270,120
Allowance for credit losses for loans held for investment	(181,248)	(183,803)	(192,340)	(192,471)	(188,098)
Loans held for investment, net	$11,853,849	$12,306,148	$12,819,731	$13,096,549	$13,082,022

Loans held for sale, at lower of cost or fair value	$—	$140	$—	$—	$641
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes net deferred origination costs (fees) of $1.5 million, $1.4 million, $797,000, $(74,000), and $451,000, and unaccreted fair value net purchase discounts of $35.9 million, $38.6 million, $41.2 million, $43.3 million, and $46.2 million as of September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023, and September 30, 2023, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2024	2024	2024	2023	2023
Asset quality
Nonperforming loans	$39,084	$52,119	$63,806	$24,817	$25,458
Other real estate owned	—	—	248	248	450
Nonperforming assets	$39,084	$52,119	$64,054	$25,065	$25,908

Total classified assets (1)	$120,484	$183,833	$204,937	$142,210	$149,708
Allowance for credit losses	181,248	183,803	192,340	192,471	188,098
Allowance for credit losses as a percent of total nonperforming loans	464%	353%	301%	776%	739%
Nonperforming loans as a percent of loans held for investment	0.32	0.42	0.49	0.19	0.19
Nonperforming assets as a percent of total assets	0.22	0.28	0.34	0.13	0.13
Classified loans to total loans held for investment	1.00	1.47	1.57	1.07	1.12
Classified assets to total assets	0.67	1.00	1.09	0.75	0.74
Net loan charge-offs for the quarter ended	$2,306	$10,293	$6,419	$3,902	$6,752
Net loan charge-offs for the quarter to average total loans	0.02%	0.08%	0.05%	0.03%	0.05%
Allowance for credit losses to loans held for investment (2)	1.51	1.47	1.48	1.45	1.42
Delinquent loans (3)
30 - 59 days	$2,008	$4,985	$1,983	$2,484	$2,967
60 - 89 days	715	3,289	974	1,294	475
90+ days	7,143	9,649	9,221	6,276	7,484
Total delinquency	$9,866	$17,923	$12,178	$10,054	$10,926
Delinquency as a percent of loans held for investment	0.08%	0.14%	0.09%	0.08%	0.08%
______________________________
(1) Includes substandard and doubtful loans, and other real estate owned.
(2) At September 30, 2024, 24% of loans held for investment include a fair value net discount of $35.9 million, or 0.30% of loans held for investment. At June 30, 2024, 25% of loans held for investment include a fair value net discount of $38.6 million, or 0.31% of loans held for investment. At March 31, 2024, 25% of loans held for investment include a fair value net discount of $41.2 million, or 0.32% of loans held for investment. At December 31, 2023, 24% of loans held for investment include a fair value net discount of $43.3 million, or 0.33% of loans held for investment. At September 30, 2023, 24% of loans held for investment include a fair value net discount of $46.2 million, or 0.35% of loans held for investment.
(3) Nonaccrual loans are included in this aging analysis based on the loan's past due status.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)
(Unaudited)

(Dollars in thousands)	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
September 30, 2024
Investor loans secured by real estate
CRE non-owner-occupied	$19,042	$—	$—	$—	$19,042	$19,042
SBA secured by real estate (2)	1,725	559	—	—	1,725	610
Total investor loans secured by real estate	20,767	559	—	—	20,767	19,652
Business loans secured by real estate (3)
CRE owner-occupied	4,574	—	—	—	4,574	4,574
Total business loans secured by real estate	4,574	—	—	—	4,574	4,574
Commercial loans (4)
Commercial and industrial	2,274	193	10,938	—	13,212	13,019
SBA not secured by real estate	531	—	—	—	531	531
Total commercial loans	2,805	193	10,938	—	13,743	13,550
Totals nonaccrual loans	$28,146	$752	$10,938	$—	$39,084	$37,776
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS
(Unaudited)

		Days Past Due (7)
(Dollars in thousands)	Current	30-59	60-89	90+	Total
September 30, 2024
Investor loans secured by real estate
CRE non-owner-occupied	$2,201,885	$—	$—	$383	$2,202,268
Multifamily	5,388,847	—	—	—	5,388,847
Construction and land	445,146	—	—	—	445,146
SBA secured by real estate (1)	30,926	1,115	—	187	32,228
Total investor loans secured by real estate	8,066,804	1,115	—	570	8,068,489
Business loans secured by real estate (2)
CRE owner-occupied	2,034,009	—	—	4,574	2,038,583
Franchise real estate secured	264,696	—	—	—	264,696
SBA secured by real estate (3)	43,943	—	—	—	43,943
Total business loans secured by real estate	2,342,648	—	—	4,574	2,347,222
Commercial loans (4)
Commercial and industrial	1,313,441	893	715	1,468	1,316,517
Franchise non-real estate secured	237,702	—	—	—	237,702
SBA not secured by real estate	7,876	—	—	531	8,407
Total commercial loans	1,559,019	893	715	1,999	1,562,626
Retail loans
Single family residential (5)	71,552	—	—	—	71,552
Consumer loans	1,361	—	—	—	1,361
Total retail loans	72,913	—	—	—	72,913
Loans held for investment before basis adjustment (6)	$12,041,384	$2,008	$715	$7,143	$12,051,250
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $16.2 million to the carrying amount of certain loans included in fair value hedging relationships.
(7) Nonaccrual loans are included in this aging analysis based on the loan's past due status.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CREDIT RISK GRADES
(Unaudited)

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total Gross Loans
September 30, 2024
Investor loans secured by real estate
CRE non-owner-occupied	$2,163,159	$2,471	$36,638	$—	$2,202,268
Multifamily	5,354,137	34,710	—	—	5,388,847
Construction and land	445,146	—	—	—	445,146
SBA secured by real estate (1)	24,901	1,125	6,202	—	32,228
Total investor loans secured by real estate	7,987,343	38,306	42,840	—	8,068,489
Business loans secured by real estate (2)
CRE owner-occupied	1,986,919	18,089	33,575	—	2,038,583
Franchise real estate secured	261,626	1,560	1,510	—	264,696
SBA secured by real estate (3)	40,773	—	3,170	—	43,943
Total business loans secured by real estate	2,289,318	19,649	38,255	—	2,347,222
Commercial loans (4)
Commercial and industrial	1,275,854	12,393	25,385	2,885	1,316,517
Franchise non-real estate secured	226,738	557	10,407	—	237,702
SBA not secured by real estate	7,695	—	712	—	8,407
Total commercial loans	1,510,287	12,950	36,504	2,885	1,562,626
Retail loans
Single family residential (5)	71,552	—	—	—	71,552
Consumer loans	1,361	—	—	—	1,361
Total retail loans	72,913	—	—	—	72,913
Loans held for investment before basis adjustment (6)	$11,859,861	$70,905	$117,599	$2,885	$12,051,250
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $16.2 million to the carrying amount of certain loans included in fair value hedging relationships.

GAAP TO NON-GAAP RECONCILIATIONS

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
(Unaudited)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average assets excluding the FDIC special assessment is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding the FDIC special assessment and the related tax impact from net income. Management believes that the exclusion of such nonrecurring items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison of financial performance.

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Net income	$35,979	$41,905	$46,030
Add: FDIC special assessment	(68)	(161)	—
Less: tax adjustment (1)	(19)	(45)	—
Adjusted net income for average assets	$35,930	$41,789	$46,030

Average assets	$18,242,413	$18,595,683	$20,805,787

ROAA (annualized)	0.79%	0.90%	0.88%
Adjusted ROAA (annualized)	0.79%	0.90%	0.88%
______________________________
(1) Adjusted by statutory tax rate

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate this figure by excluding amortization of intangible assets expense from net income and excluding the average intangible assets and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business. The adjusted net income, adjusted return on average equity, and adjusted return on average tangible common equity further exclude the nonrecurring items to provide a better comparison to the financial results of prior periods.

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Net income	$35,979	$41,905	$46,030
Plus: amortization of intangible assets expense	2,762	2,763	3,055
Less: tax adjustment (1)	781	781	868
Net income for average tangible common equity	$37,960	$43,887	$48,217
Add: FDIC special assessment	(68)	(161)	—
Less: tax adjustment (1)	(19)	(45)	—
Adjusted net income for average tangible common equity	$37,911	$43,771	$48,217

Average stockholders' equity	$2,929,160	$2,908,015	$2,861,965
Less: average intangible assets	36,570	39,338	48,150
Less: average goodwill	901,312	901,312	901,312
Adjusted average tangible common equity	$1,991,278	$1,967,365	$1,912,503

ROAE (annualized)	4.91%	5.76%	6.43%
Adjusted ROAE (annualized)	4.91%	5.75%	6.43%
ROATCE (annualized)	7.63%	8.92%	10.08%
Adjusted ROATCE (annualized)	7.62%	8.90%	10.08%
_____________________________________
(1) Adjusted by statutory tax rate.

Pre-provision net revenue is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the pre-provision net revenue by excluding income tax and provision for credit losses from net income. The adjusted pre-provision net income further excludes the FDIC special assessment to provide a better comparison of financial performance. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Interest income	$205,626	$208,054	$224,062
Interest expense	74,728	71,660	74,514
Net interest income	130,898	136,394	149,548
Noninterest income	18,867	18,222	18,551
Revenue	149,765	154,616	168,099
Noninterest expense	101,645	97,567	102,185
Pre-provision net revenue	48,120	57,049	65,914
Add: FDIC special assessment	(68)	(161)	—
Adjusted pre-provision net revenue	$48,052	$56,888	$65,914

Pre-provision net revenue (annualized)	$192,480	$228,196	$263,656
Adjusted pre-provision net revenue (annualized)	$192,208	$227,552	$263,656

Average assets	$18,242,413	$18,595,683	$20,805,787

Pre-provision net revenue to average assets	0.26%	0.31%	0.32%
Pre-provision net revenue to average assets (annualized)	1.06%	1.23%	1.27%
Adjusted pre-provision net revenue on average assets	0.26%	0.31%	0.32%
Adjusted pre-provision net revenue on average assets (annualized)	1.05%	1.22%	1.27%

Efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense, less amortization of intangible assets and other real estate owned operations, where applicable, to the sum of net interest income before provision for credit losses and total noninterest income less (loss) gain from other real estate owned and gain from debt extinguishment. The adjusted efficiency ratio further excludes the FDIC special assessment to provide a better comparison to the financial results of prior periods. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Total noninterest expense	$101,645	$97,567	$102,185
Less: amortization of intangible assets	2,762	2,763	3,055
Less: other real estate owned operations, net	1	—	(4)
Adjusted noninterest expense	98,882	94,804	99,134
Less: FDIC special assessment	(68)	(161)	—
Adjusted noninterest expense excluding FDIC special assessment	$98,950	$94,965	$99,134

Net interest income before provision for credit losses	$130,898	$136,394	$149,548
Add: total noninterest income	18,867	18,222	18,551
Less: net loss from other real estate owned	—	(28)	—
Less: net gain from debt extinguishment	203	—	—
Adjusted revenue	$149,562	$154,644	$168,099

Efficiency ratio	66.1%	61.3%	59.0%
Adjusted efficiency ratio excluding FDIC special assessment	66.2%	61.4%	59.0%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2024	2024	2024	2023	2023
Total stockholders' equity	$2,943,937	$2,923,764	$2,902,801	$2,882,581	$2,855,534
Less: intangible assets	936,236	938,998	941,761	944,597	947,619
Tangible common equity	$2,007,701	$1,984,766	$1,961,040	$1,937,984	$1,907,915

Total assets	$17,909,643	$18,332,325	$18,813,181	$19,026,645	$20,275,720
Less: intangible assets	936,236	938,998	941,761	944,597	947,619
Tangible assets	$16,973,407	$17,393,327	$17,871,420	$18,082,048	$19,328,101

Tangible common equity ratio	11.83%	11.41%	10.97%	10.72%	9.87%

Common shares issued and outstanding	96,462,767	96,434,047	96,459,966	95,860,092	95,900,847

Book value per share	$30.52	$30.32	$30.09	$30.07	$29.78
Less: intangible book value per share	9.71	9.74	9.76	9.85	9.88
Tangible book value per share	$20.81	$20.58	$20.33	$20.22	$19.89

Cost of non-maturity deposits is a non-GAAP financial measure derived from GAAP-based amounts. Cost of non-maturity deposits is calculated as the ratio of non-maturity deposit interest expense to average non-maturity deposits. We calculate non-maturity deposit interest expense by excluding interest expense for all certificates of deposit from total deposit expense, and we calculate average non-maturity deposits by excluding all certificates of deposit from total deposits. Management believes cost of non-maturity deposits is a useful measure to assess the Company's deposit base, including its potential volatility.

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Total deposits interest expense	$67,898	$64,229	$62,718
Less: certificates of deposit interest expense	23,202	21,115	13,398
Less: brokered certificates of deposit interest expense	5,484	6,506	19,174
Non-maturity deposit expense	$39,212	$36,608	$30,146

Total average deposits	$14,655,478	$14,941,573	$16,543,917
Less: average certificates of deposit	1,944,685	1,830,516	1,439,531
Less: average brokered certificates of deposit	448,820	542,699	1,611,726
Average non-maturity deposits	$12,261,973	$12,568,358	$13,492,660

Cost of non-maturity deposits	1.27%	1.17%	0.89%